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                                                                  EXHIBIT 10.3

                                December 9, 1998


Mr. Ori Sasson
11 El Sueno
Orinda, CA 94563


     Re:  Offer of Employment
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Dear Ori:

On behalf of Genesys Telecommunications Laboratories, Inc. (the "Company"), I am pleased to offer employment with the Company on the following terms:

1. You ("Executive") shall be employed as President and Chief Executive Officer of the Company reporting to the Board of Directors ("the Board") with a start date of December 9, 1998, and while so employed, Executive shall also serve as a director on the Board. This offer and Executive's employment is contingent upon:

     (a) Receipt of an executed copy of the Company's form of confidential information and invention assignment agreement (which is attached);
     (b) Receipt of an executed copy of this letter; and
     (c) Receipt of proof of right to work in the United States.

2. Executive will be paid a Salary at a monthly rate of $25,000, which is an annualized amount of $300,000, paid in accordance with the Company's normal semi-monthly payroll practice ("Base Salary"). Executive will also be eligible for a bonus for each fiscal year based upon achievement of certain milestones ("Bonus") targeted at 40% of his Base Salary. As such, during the Company's fiscal year ended June 30, 1999, Executive will be eligible for a bonus targeted at $60,000. The Base Salary and any Bonus collectively shall be referred to as "Salary."

3. Executive will be granted an option to purchase 900,000 shares of the Company's Common Stock at a purchase price equal to the fair market value of such shares on the date the options are approved by the Board. The options will vest over a period of four years beginning with Executive's date of employment at a monthly rate of 1/48th of the shares at the end of each month thereafter.

4. Executive will be eligible to participate in the company's standard package of benefits made available to all regular employees, which includes medical, dental, life and disability insurance, a flexible spending program, and Employee Stock Purchase Plan (ESPP), and a 401(k) plan. Please refer to the enclosed benefit summary for further information on Company's suite of benefits. Executive also will be eligible to receive all other benefits generally made available to executive employees of the Company. In addition, the Company shall obtain a policy insuring Executive's life for $10 million
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     dollars, subject to availability of an insurance policy at a reasonable cost, and shall pay the premiums for said life insurance policy, of which Executive shall have sole right to designate the beneficiary(ies). Company will also obtain a disability policy that is reasonably acceptable to Company and Executive.

5. At all times during Executive's employment, Executive shall devote his full time and best efforts to Executive's job duties and responsibilities at the Company and shall not engage in any other activities which would conflict with the best interests of the Company except that:

     (a) Executive initially may remain on the Board of Directors for each of the [four] companies for which he is currently a director provided that he makes reasonable efforts to reduce his obligations to said companies as promptly as practicable without impairing his prior commitments to said companies; and
     (b) Executive may engage in other activities as the Board shall agree, which agreement shall not be unreasonably withheld.

6. At all times, Executive's employment with the Company is "at-will", which means that employment with the Company may be terminated at any time by either Executive or the Company with or without cause or justification, subject only to the entitlements and liabilities set forth in 6(a) or 6(b) or 6(c), below, and the conditions of section 7, below; and upon any termination of Executive's employment, Executive agrees to immediately resign as an officer and as a director of Company unless requested by the Board to remain as a director. Although other terms and conditions of employment, including job duties and title, compensation and benefits, may be changed by the company at any time, the at-will nature of an employment relationship shall not change.

     (a)  Involuntary Termination.
          -----------------------
          In the event that Executive's employment is terminated by the Company, or is Constructively Terminated, the total entitlements of Executive and the total liabilities of the Company to Executive shall be two years of Salary and acceleration of two years of stock option vesting with one year to exercise such options. In addition, Company shall make available COBRA continuation for Executive and his dependents to continue health and life insurance coverages for so long as permitted by law, with the first 18 months of such COBRA payments paid for by Company.

          For the purpose of section 6 of this Agreement, Executive's employment will be "Constructively Terminated" if:
               (i) The Board shall have changed Executive's job title such that he no longer holds the title of Chief Executive Officer of the Company;
               (ii) The Board shall have changed Executive's job duties and responsibilities so as to be inconsistent with the title of Chief Executive Officer;
               (iii) Executive ceases to report directly to the entire Board;
               (iv) Executive's Salary is reduced by 10% or more without Executive's written consent; or
               (v) The Company moves its headquarters more than 40 miles outside San Francisco, California.

     (b)  Termination Due to Death or Disability.
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          In the event of Executive's death, or in the event that Executive is unable due to mental or physical disability to perform the essential functions of his position for 90 consecutive days, Executive's employment shall terminate, and the total entitlements (in addition to any benefits provided by the insurance policies provided for above) of Executive or his estate, whichever applies, and the total liabilities of the Company to Executive or his estate, whichever applies, shall be acceleration of two years of stock option vesting with one year to exercise such options. In addition, Company shall make available COBRA continuation for Executive and his dependents to continue health and life insurance coverages for so long as permitted by law, with the first 18 months of such COBRA payments paid for by Company. In the event Company elects to terminate Executive for a disability, Company shall provide Executive with written notice of such proposed termination, and if Executive is able to resume his duties full time within 30 days of such notice, then such termination shall not be effected.

     (c)  Termination within One year after Corporate Transaction.
          -------------------------------------------------------
          In the event that Executive's employment is terminated by the Company, or is Constructively Terminated, within one year of the date of a Corporate Transaction, the total entitlements of Executive and the total liabilities of the Company to Executive shall be two years of Salary and full acceleration of all unvested stock options with one year to exercise such options. In addition, Company shall make available COBRA continuation for Executive and his dependents to continue health and life insurance coverages for so long as permitted by law, with the first 18 months of such COBRA payments paid for by Company.

          For the purpose of section 6 of this Agreement, a "Corporate Transaction" means the sale of all or substantially all of the Company's assets, the merger or consolidation of the Company or the consummation of a tender offer or other share transaction (or any series of such transactions) pursuant to which the shareholders of the Company immediately prior to the closing of such merger or consolidation (or series of transactions) retain by virtue of their share position in the Company prior to the transaction(s) less than 50% of the voting securities of the company surviving to the business of the Company following such transactions.

     (d)  Voluntary Termination within 6 months after Corporate Transaction.
          -----------------------------------------------------------------
          In the event that Executive elects to resign or otherwise separate from the Company within 6 months after the date of a Corporate Transaction, the entitlements of Executive and the total liabilities of the Company to Executive shall be two years of Salary and acceleration of two years of stock option vesting with one year to exercise such options. In addition, Company shall make available COBRA continuation for Executive and his dependents to continue health and life insurance coverages for so long as permitted by law, with the first 18 months of such COBRA payments paid for by Company.

7. As a condition of receiving any Salary and continued stock option vesting under section 6 of this Agreement,

     (a) Executive shall be required to execute in favor of the Company and deliver a waiver and general release of any and all claims, known and unknown, in such form as the Board
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     shall specify. The parties shall also enter into a mutually acceptable non-
     disparagement agreement.

     (b) Executive shall, for a period equivalent to the period of time on which the post-termination Salary payment is based, hold himself available to consult with Company in a manner requested by the Board and shall not (except for positions, ownerships and relationships in existence and disclosed to the Board prior thereto):
             (i) own, engage in, have any substantial interest in, advise or provide any services or labor to any business that is in any material way directly competitive with the business that is conducted by Company at the time that Executive's employment terminated; or
             (ii) contact, solicit or call upon any customer or supplier of Company on behalf of any person or entity other than Company for the purpose of selling, providing or performing any products or services directly competitive with those provided or performed by Company; or
             (iii) induce or attempt to induce any person to terminate such person's employment relationship with Company.

  8. Executive represents and warrants that his acceptance of this offer, and employment with the Company, does not breach any pre-existing obligation owed by Executive to any other person or entity. Executive understands that Company is hiring him solely for the purpose of engaging his skill and expertise, and not to acquire any trade secret, proprietary or confidential information belonging to any other person or entity; and that in performing under this Agreement, Executive is prohibited by Company from disclosing any such trade secret and proprietary or confidential information to Company.

  9.     Dispute Resolution; Arbitration in Lieu of Civil Litigation.
     (a) Company and Executive (hereafter "the Parties") hereby agree that any and all controversies, claims or disputes that Company may have with Executive or that Executive may have with Company, or any of its employees, officers, directors, agents or assigns, which arise out of the Executive's employment with Company, shall be resolved through final and binding arbitration in accordance with National Rules for the Resolution of Employment Disputes of the American Arbitration Association. The arbitration shall be conducted in San Francisco, California before a single arbitrator mutually agreed by Company and Executive; provided that if they are unable to agree on a single arbitrator within 30 days of the demand by either party for arbitration, an arbitrator shall be designated by the San Francisco Office of the American Arbitration Association.
     (b) Such controversies, claims and disputes include, without limitation, any controversy, claim or dispute relating to Executive's employment or the termination thereof, claims for breach of contract or breach of the covenant of good faith and fair dealing, infliction of emotional distress, defamation and any claims of discrimination, harassment or other claims under the California Fair Employment and Housing Act, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans With Disabilities Act, the Employee Retirement Income Securities Act, the Family Care and Medical Leave Act, and any other federal, state or local law or regulation now in existence or hereinafter enacted and as amended from time to time regarding employment, termination of employment and the terms and conditions of employment, including the California Labor Code.

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 (c) The only controversies, claims or disputes not covered by this covenant to arbitrate, are those regarding Executive's entitlement to benefits under the unemployment insurance or workers' compensation laws.
 (d) The Company will advance the cost of the arbitration filing, hearing fees and the arbitrator. Each party will bear its own attorneys' fees, and the arbitrator will not have authority to award attorneys' fees unless a statutory section at issue in the dispute authorizes the award of attorneys' fees to the prevailing party, in which case the arbitrator shall have the authority to make such award as permitted by the statute in question. The arbitrator will have the authority to award costs of the arbitration filing, hearing fees and the arbitrator to the prevailing party.
 (e) The Parties understand and agree that arbitration shall be instead of any civil litigation. This means that each party is waiving any right to a jury trial, and that the arbitrator's decision shall be final and binding to the fullest extent permitted by law and enforceable by any court having jurisdiction thereof.

10. This Agreement and the Plan of Reorganization by and among the Company, Company's subsidiary and Plato Software Ltd. reflect the full and complete understanding and agreement between Executive and the Company regarding Executive's employment relationship with the Company, and it shall supersede any and all prior written or oral negotiation, offer or agreement regarding Executive's employment relationship with the Company. This Agreement cannot be changed or modified in any respect except by another written agreement signed by the Chairman of the Board of Directors and by Executive.

To indicate your acceptance of the Company's offer, please sign and date this letter in the space provided below and return it to me. This offer will remain open for 5 calendar days from the date of this letter. A duplicate original is enclosed for your records.

Ori, we very much look forward to working with you.

Very truly yours,

/s/ Gregory Shenkman

Gregory Shenkman
Chairman

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Agreed and accepted:

/s/ Ori Sasson
---------------------------------               ----------------------
Ori Sasson                                      Anticipated Start Date

Please remit by fax, followed by mail, a signed copy of this letter, indicating your acceptance, to Human Resources whose confidential fax number is 415/437-1287. No cover is needed.